BANGOR HYDRO-ELECTRIC COMPANY

        OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING SHARES OF
                 ITS 7% SERIES OF CUMULATIVE PREFERRED STOCK
                  AT A PURCHASE PRICES PER SHARE OF $115.00


           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 27, 2003,
                     UNLESS EXTENDED OR EARLIER TERMINATED.


January 28, 2003

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated January 28, 2003 (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal") relating to the offer by Bangor Hydro-Electric Company, a Maine corporation ("Purchaser" and the "Company") to purchase all outstanding shares of its 7% Series of preferred stock (the "Series" and the "Preferred Shares") of the Company upon the terms and subject to the conditions set forth in the Offer to Purchase. The offer to purchase the Preferred Shares is referred to the "Offer." Also enclosed is the Letter to Shareholders of the Company from the Treasurer of the Company.

     WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF PREFERRED SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH PREFERRED SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTERS OF TRANSMITTAL ARE FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER PREFERRED SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to tender any of or all the Preferred Shares held by us for your account pursuant to the terms and conditions set forth in the Offers.

     Your attention is directed to the following:

     1. The offer price for the Preferred Shares is $115.00 per Preferred Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

     2. The Company's board of directors believes that the Offer is fair to unaffiliated holders of Preferred Shares and has approved the Offer. See
Section 6, "Special Factors." While the Company's board of directors has approved the Offer, it is not making any recommendation as to whether or not you should tender your Preferred Shares. The Company believes that this is a personal investment decision for its preferred shareholders. You must decide whether to tender your Preferred Shares and, if so, how many Preferred Shares to tender.

     3. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 27, 2003, UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AT WHICH THE OFFERS, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

     4. The Offer is not contingent upon any minimum number of Preferred Shares being tendered. The Offer is, however, subject to certain other conditions as described in the Offer to Purchase under Section 11, "Conditions to the Offer."

     5. Any stock transfer taxes applicable to a sale of Preferred Shares to the Purchaser will be borne by the Purchaser, except as otherwise provided in the Letter of Transmittal.

     6. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the dealer manager, the depositary or the information agent or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Preferred Shares by the Purchaser pursuant to the Offers. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any of or all the Preferred Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE PREFERRED SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFERS OR ANY DELAY IN MAKING SUCH PAYMENT.

     No Offer is being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of the applicable Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Georgeson Shareholder Securities Corporation, the dealer manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                        INSTRUCTIONS WITH RESPECT TO THE

                          BANGOR HYDRO-ELECTRIC COMPANY

          OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING SHARES OF
                 ITS 7% SERIES OF CUMULATIVE PREFERRED STOCK
                  AT A PURCHASE PRICES PER SHARE OF $115.00


     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated January 28, 2003 (the "Offer to Purchase") and the accompanying Letters of Transmittal relating to shares of preferred stock listed in the table above (the "Preferred Shares"), of Bangor Hydro-Electric Company, a Maine corporation.

     This will instruct you to tender the number of Preferred Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and applicable Letter of Transmittal.

     Number of Preferred Shares to be Tendered: ______________________



                                   SIGN HERE

Signature(s):________________________________________

Please Type or Print Name(s):_____________________________________

Type or Print Address(es): ____________________________________________

Area Code and Telephone Number: _______________________________________

Taxpayer Identification or Social Security No.: _______________________

Dated:___________________ ____, 2003